Exhibit 5.3

北京大成（深圳）律师事务所 深圳市福田区深南大道1006号 国际创新中心A栋3层、4层、12层 电话:+86 158 8973 8883 传真:+86 755-2622 4100	3/F,4/F,12/F, Building A International Innovation Center 1006 Shennan Avenue, Futian District Shenzhen 518026, P. R. China Tel:+158 8973 8883 Fax:+86 755-2622 4100

Gifts International Holdings Limited

Unit A&B, 7/F., Fuk Chiu Factory Building

No.20 Bute Street

Mongkok, Kowloon

Hong Kong

Date: June 6, 2025

To: Gifts International Holdings Limited

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof. For the purpose of this opinion (this “Opinion”) only, the term of PRC does not include the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region and Taiwan.

We act as the PRC counsel to Gifts International Holdings Limited (the “Listing Company”), a company incorporated under the laws of the British Virgin Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of 1,500,000 ordinary shares (the “Ordinary Shares”) of the Company, in accordance with the Company’s registration statement on Form F-1 (file number: CIK No. 0002032274), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market (the “Nasdaq”), to issue this Opinion.

Beijing Dacheng Law Offices, LLP (“大成”) is an independent law firm, and not a member or affiliate of Dentons. 大成 is a partnership law firm organized under the laws of the People’s Republic of China, and is Dentons’ Preferred Law Firm in China, with offices in more than 40 locations throughout China. Dentons Group (a Swiss Verein) (“Dentons”) is a separate international law firm with members and affiliates in more than 160 locations around the world, including HKSAR, China. For more information, please see dacheng.com/notices or dentons.com/notices.

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A. Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents and other materials provided to us by the Listing Company (the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (the “Assumptions”):

(i) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) each of the parties to the Documents, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

(iii) unless otherwise indicated in the Documents, the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(iv) the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(v) all requested Documents have been provided to us and all factual statements made to us by the Listing Company in connection with this Opinion are true, correct and complete; and

(vi) each of the Documents governed by laws other than the PRC Laws is legal, valid, binding and enforceable in accordance with their respective governing laws in all material respects.

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B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

“Listing Group”	refers to the Listing Company and its wholly-owned subsidiaries, including Give Gift Boutique (BVI) Limited (a company incorporated in the British Virgin Islands) and Broaden Leisure Outlets Company Limited (Hong Kong)；

“VIE”	refers to the Listing Company’s affiliated VIE, Macau Give Gift Boutique Company Limited

“CSRC”	refers to China Securities Regulatory Commission;

“CAC”	refers to Cyberspace Administration of China;

“mainland China” or the “PRC”	refers to the People’s Republic of China, for the purpose of this Legal Opinion only, excluding Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan;

“PRC Laws”	refers to all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this Opinion;

“CAC Measures”	refers to the Cybersecurity Review Measures (《网络安全审查办法》);

“Overseas Listing Trial Measures”	refers to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (《境内企业境外发行证券和上市管理试行办法》) , which was promulgated by the CSRC on February 17, 2023 and came into effect on March 31, 2023.

“PIPL”	refers to the Personal Information Protection Law of the People's Republic of China (《中华人民共和国个人信息保护法》);

“DSL”	refers to the Data Security Law of the People's Republic of China (《中华人民共和国数据安全法》);

“Securities Law of PRC”	refers to the Securities Law of the People's Republic of China (《中华人民共和国证券法》).

“PRC Governmental Authority”	refers to any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

“Governmental Authorization”	refers to any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any PRC Governmental Authority pursuant to any PRC Laws;

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C. Opinions

I． CSRC Filing Procedure

According to the Overseas Listing Trial Measures, direct overseas listing by domestic enterprises refers to the overseas listing of shares by joint-stock limited companies registered and established within mainland China, while any overseas listing conducted by an issuer that concurrently meets the following conditions shall be determined as an indirect overseas listing by a Chinese domestic enterprise: (i) among the operating revenue, total profits, total assets or net assets of the domestic enterprise in the most recent fiscal year, any index accounts for over 50% of the relevant data in the audited consolidated financial statements of the issuer for the same period; (ii) the main parts of the business activities of the issuer are carried out in mainland China or the main business places are located in mainland China, or most of the senior executives in charge of business operation are Chinese citizens, or their habitual residences are located in mainland China. Domestic enterprises that go whether direct or indirect overseas listing shall file with the CSRC in accordance with the Overseas Listing Trial Measures, submitting the filing report, legal opinion letter, and other relevant materials (“CSRC Filing Procedure”).

As confirmed by the Listing Company and to the best of our knowledge after due and reasonable inquiry, as of the date of this legal opinion: (i) none of the Listing Group is registered within mainland China, and (ii) the main aspects of the business activities of the Listing Company are not carried out within mainland China, the primary locations of the business operations of the Listing Company are not within mainland China, and the majority of the senior management of the Listing Company responsible for daily operations are not Chinese citizens or do not have their habitual residence within mainland China; Therefore, we are of the opinion that the Listing Company and its subsidiaries are not subject to the CSRC Filing Procedure required by the Overseas Listing Trial Measures.

II．Procedures Required by CAC

i. Cybersecurity Review

Pursuant to the CAC Measures, PRC critical information infrastructure operators procuring network products and services, and online platform operators carrying out data processing activities, which affect or may affect PRC national security, shall be subject to a cybersecurity review in accordance with the CAC Measures. In addition, online platform operators possessing more than 1 million personal information of PRC users seeking to be listed on foreign stock markets must apply for a cybersecurity review.

As confirmed by the Listing Company, as of the date of this legal opinion: (i) none of the Listing Group is registered within mainland China; (ii) none of the Listing Group has been identified as an operator of critical information infrastructure in mainland China, nor has engaged in data processing activities as network platform operator that affect or may affect the national security of PRC; (iii) the Listing Group does not possess more than 1 million personal information of PRC users; Therefore, we are of the opinion that the Listing Company and its subsidiaries are not subject to Cybersecurity Review required by the CAC Measures.

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ii. Security Assessment for Outbound Data Transfer

According to the Provisions on Promoting and Regulating Cross-border Flow of Data（《促进和规范数据跨境流动规定》）, data processors providing data to overseas entities must apply for a Security Assessment for Outbound Data Transfer through the local provincial cyberspace administration to the national cyberspace administration under one of the following conditions: (1) Operators of critical information infrastructure provide personal information or important data to overseas entities; (2) Data processors (other than operators of critical information infrastructure) provide important data to overseas entities, or have provided personal information of more than 1 million individuals (excluding sensitive personal information) or sensitive personal information of more than 10,000 individuals to overseas entities since January 1st of the current year. Besides, for outbound provision of data that is collected and generated in international trade, cross-border transportation, academic cooperation, transactional manufacturing, marketing and other activities that do not involve personal information or important data, it is exempted from the requirement to apply for the security assessment for outbound data transfer, to conduct a standard contract for personal information transfer abroad, or to undergo personal information protection certification.

As confirmed by the Listing Company, as of the date of this legal opinion: (i) none of the Listing Group is registered within mainland China; (ii) none of the Listing Group has been identified as an operator of critical information infrastructure in mainland China, nor has collected or provided important data or personal information from mainland China to overseas entities; Therefore, we are of the opinion that the Listing Company and its subsidiaries are not required to go through security assessment for outbound data transfer, or other requirements stipulated in the Provisions on Promoting and Regulating Cross-border Flow of Data by CAC.

III. Other Permissions or Approvals from PRC Governmental Authorities

According to Article 2 of the Securities Law of PRC, the provisions of the Securities Law of the PRC shall apply to the offering and trading of shares, corporate bonds, depository receipts and other securities determined by the State Council pursuant to the law within mainland China, and the offering and trading of securities outside mainland China which disrupt the domestic market of the PRC and harm the legitimate rights and interests of domestic investors shall be dealt with pursuant to the relevant provisions of the PRC Securities Law, and legal liability shall be pursued.

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Article 177 of the Securities Law of PRC stipulates that no enterprise or individual shall provide the documents and materials relating to securities activities to overseas parties without the consent of the securities regulatory authority of the State Council and the relevant State Council department.

Article 26 of the Overseas Listing Trial Measures prohibits PRC domestic enterprises and individuals from providing documents and information to foreign regulatory bodies without prior approval by the CSRC and competent governmental authorities under the State Council.

As confirmed by the Listing Company and to the best of our knowledge after due and reasonable inquiry:(i) neither the Listing Company nor any of its subsidiaries meets any of the conditions stipulated by Article 15 of the Overseas Listing Trial Measures;(ii) they are not deemed as PRC domestic enterprises;(iii)The documents and materials relating to securities activities of the Listing Company or any of its subsidiaries are all stored in Hong Kong, not in mainland China; and(iv)the listing of the Company does not disrupt the domestic market of the PRC and harm the legitimate rights and interests of PRC domestic investors; Therefore, we are of the opinion that the Listing Company and its subsidiaries are not subject to Article 177 of the Securities Law of the PRC and Article 26 of the Overseas Listing Trial Measures.

According to Article 3 of the PIPL, the PIPL shall apply to the handling of the personal information of natural persons within mainland China, and also apply to the handling of the personal information of the PRC domestic natural persons outside the mainland China under any of the following circumstances: (i) where the purpose is to provide the PRC domestic natural persons with products or services; (ii) where the activities of PRC domestic natural persons are analyzed and evaluated; and (iii) other circumstances as prescribed by the PRC laws and administrative regulations.

According to Article 2 of the DSL, the DSL shall apply to data processing activities and security supervision of such activities within mainland China, and where data processing activities outside mainland China damage PRC national security, public interests or the legitimate rights and interests of citizens and organizations, legal liability shall be investigated according to law.

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Besides, Article 41 of the PIPL and Article 36 of the DSL prohibits companies and individuals from providing personal information and data stored within mainland China to foreign judicial or enforcement agencies, without prior approval by the Chinese government.

As confirmed by the Listing Company, as of the date of this Legal Opinion: (i) the Listing Group and/or its affiliated VIE have not been engaged in the handling of the personal information of natural persons, data processing activities and security supervision of such activities within mainland China, nor the handling of the personal information of the PRC domestic natural persons outside mainland China; and(ii) none of the Listing Group or its affiliated VIE are incorporated and registered within mainland China and they do not have any business operation or have ever carried out business within mainland China, and have not stored personal information or data within mainland China. Therefore, we are of the opinion that the Listing Company and/or its affiliated VIE are not subject to the PIPL and DSL, and is not required to go through any procedures thereof in accordance with the PIPL and DSL.

Based on all above, we are of the opinion that as of the date of this legal opinion, there are no current PRC laws and regulations (including regulations of the CSRC, the CAC, or any other Governmental Authority) in force explicitly requiring that the Listing Company obtain permission, approval or Governmental Authorization to operate business in mainland China, or to issue securities to foreign investors.

D. Statement

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, in relation to the Listing Company’s Registration Statement and Offering, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

According to the Measures for the Administration of the Provision of Securities Legal Services by Law Firms issued by the CSRC and the Ministry of Justice of the PRC, the same PRC law firm may not simultaneously issue legal opinions for both the issuer and the sponsor or the underwriting securities company in the same securities issuance. This Opinion is given for the benefit of the Listing Company only and may not be relied upon by any person or entity other than the Listing Company without our express written consent. The Listing Company may provide a copy of this Opinion to the underwriter of the Offering and listing on Nasdaq in the United States for reference only, and we shall not undertake liability for the underwriter obtaining a copy of this Opinion. We hereby consent to the use of this Opinion in and of its filing as an exhibit to the Registration Statement, and we also consent to the reference to our name in such Registration Statement. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

[SIGNATURE PAGE FOLLOWS]

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Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Shenzhen)
Beijing Dacheng Law Offices, LLP (Shenzhen)

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